Exhibit 99.1

2015/2016 LEASING STATUS

Wholly-owned properties – summary

Applications + Leases	Current Year: Applications + Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2014 Occupancy[3]
Q4 2015 Same Store Wholly-owned Properties	67,178	86,491	77.7%[4]	78.8%[4]	86,743	97.6%
New Wholly-owned Properties	4,000	5,980	66.9%	n/a	5,986	n/a
Total - Wholly-owned Properties	71,178	92,471	77.0%[5]	78.8%[5, 6]	92,729	97.6%[6]

Leases	Current Year: Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2014 Occupancy[3]	Initial Projected Rate Increase	Current Projected Rate Increase[7]
Q4 2015 Same Store Wholly-owned Properties	61,469	86,491	71.1%[4]	71.2%[4]	86,743	97.6%	2.8%	2.9%
New Wholly-owned Properties	3,787	5,980	63.3%	n/a	5,986	n/a	n/a	n/a
Total - Wholly-owned Properties	65,256	92,471	70.6%[5]	71.2%[5, 6]	92,729	97.6%[6]	2.8%	2.9%

Note: The same store grouping presented above for purposes of disclosing the pre-leasing status for the upcoming 2015/2016 academic year represents properties that will be classified as same store properties during the fourth quarter 2015 (the first full quarter of operations in the 2015/2016 academic year.) This represents properties purchased or developed prior to October 1, 2014.

1. As of April 3, 2015 for current year and April 3, 2014 for prior year.
2. Rentable beds exclude beds needed for on-site staff.
3. As of September 30, 2014.
4. Excluding three freshman residence hall communities at Arizona State University, which are subject to the university's first year housing requirement and assignment process, our same store wholly-owned portfolio was 79.3% applied for and 72.5% leased as of April 3, 2015 compared to 78.8% applied for and 71.1% leased for the same date prior year.
5. Excluding three freshman residence hall communities at Arizona State University, which are subject to the university's first year housing requirement and assignment process, our total wholly-owned portfolio was 78.5% applied for and 71.9% leased as of April 3, 2015 compared to 78.8% applied for and 71.1% leased for the same date prior year.
6. Properties not owned or under ACC management during the prior year are excluded for purposes of calculating the prior year percentage of rentable beds and final fall 2014 occupancy.
7. Projected rate increase reflects projected rental rates anticipated to be achieved through the end of the company's leasing cycle, up to targeted occupancy.

AMERICAN CAMPUS COMMUNITIES |12